Exhibit 11(a)

March 31, 2011

BlackRock FundsSM
100 Bellevue Parkway
Wilmington, DE 19809

Ladies and Gentlemen:

     We have acted as special Massachusetts counsel to BlackRock Mid-Cap Growth Equity Portfolio (the “Acquiring Fund”), a series of BlackRock Funds, a Massachusetts business trust (the “Trust”), in connection with the Trust’s Registration Statement on Form N-14 to be filed with the Securities and Exchange Commission on or about March 31, 2011 (the “Registration Statement”), with respect to the Acquiring Fund’s Investor A Shares, Investor B Shares, Investor C Shares, Institutional Shares, and Class R Shares of beneficial interest, $0.001 par value per share (the “Shares”), to be issued in exchange for all of the assets and certain stated liabilities of BlackRock Small/Mid-Cap Growth Portfolio (the “Acquired Fund”), also a series of the Trust, as described in the Registration Statement (the “Reorganization”). You have requested that we deliver this opinion to you in connection with the Trust’s filing of the Registration Statement.

     In connection with the furnishing of this opinion, we have examined the following documents:

     (a) a certificate of the Secretary of the Commonwealth of Massachusetts as to the existence of the Trust;

     (b) a copy, stamped as filed with the Secretary of the Commonwealth of Massachusetts on December 22, 1988, of the Trust’s Declaration of Trust, and all amendments thereto on file with the Secretary of the Commonwealth (the “Declaration”);

     (c) a copy, as filed with the Secretary of the Commonwealth of Massachusetts on November 16, 2010, of the Trust’s Certification of Classification of Shares (the “Designation”);

     (d) a certificate executed by an appropriate officer of the Trust, certifying as to, and attaching copies of, the Trust’s Declaration, Designation, Amended and Restated Code of Regulations, and certain resolutions adopted by the Trustees of the Trust at a meeting held on March 14, 2011 authorizing the Reorganization (the “Resolutions”) and certain other matters;

    (e) a draft received on March 22, 2011 of the Registration Statement; and

     (f) a copy of the form of Agreement and Plan of Reorganization to be entered into by the Trust on behalf of the Acquiring Fund with respect to the Reorganization, included as Appendix II to the draft Registration Statement referred to in paragraph (e) above (the “Agreement and Plan of Reorganization”).

BlackRock Funds
March 31, 2011

     In such examination, we have assumed the genuineness of all signatures, the conformity to the originals of all of the documents reviewed by us as copies, including conformed copies, the authenticity and completeness of all original documents reviewed by us in original or copy form and the legal competence of each individual executing any document. We have assumed that the Registration Statement as filed with the Securities and Exchange Commission will be in substantially the form of the draft referred to in paragraph (e) above, and that the Agreement and Plan of Reorganization will be duly completed, executed and delivered by the parties thereto in substantially the form of the copy referred to in paragraph (f) above. We note that the Resolutions of the Board of Trustees of the Trust adopted at a meeting held on March 14, 2011, as attached to the certificate referenced in paragraph (d) above and reviewed by us in connection with rendering this opinion, are in draft form, and we have assumed for the purposes of this opinion that the Resolutions will be finalized and incorporated into minutes approved by the Trust’s Trustees, prior to the issuance of the Shares, in substantially the form attached to such certificate. We have been advised by the Trust that the Acquiring Fund has been given the alphabetical designation EE and we have relied on such information for the purposes of this opinion without further investigation. We have also assumed for the purposes of this opinion that the Declaration, the Resolutions and the Agreement and Plan of Reorganization will not have been amended, modified or withdrawn and will be in full force and effect on the date of issuance of such Shares.

     This opinion is based entirely on our review of the documents listed above and such investigation of law as we have deemed necessary or appropriate. We have made no other review or investigation of any kind whatsoever, and we have assumed, without independent inquiry, the accuracy of the information set forth in such documents.

     This opinion is limited solely to the internal substantive laws of the Commonwealth of Massachusetts, as applied by courts located in Massachusetts (other than Massachusetts securities laws, as to which we express no opinion), to the extent that the same may apply to or govern the transactions referred to herein. No opinion is given herein as to the choice of law, which any tribunal may apply to such transaction. In addition, to the extent that the Trust’s Declaration or Code of Regulations refer to, incorporate or require compliance with the Investment Company Act of 1940, as amended (the “Act”), or any other law or regulation applicable to the Trust, except for the internal substantive laws of the Commonwealth of Massachusetts, as aforesaid, we have assumed compliance by the Trust with such Act and such other laws and regulations.

     We understand that all of the foregoing assumptions and limitations are acceptable to you.

     Based upon and subject to the foregoing, please be advised that it is our opinion that the Shares, when issued and sold in accordance with the Trust’s Declaration and the Resolutions and for the consideration described in the Agreement and Plan of Reorganization, will be validly issued, fully paid and nonassessable, except that shareholders of the Trust may under certain circumstances be held personally liable for its obligations.

BlackRock Funds
March 31, 2011

     This opinion is given as of the date hereof and we assume no obligation to update this opinion to reflect any changes in law or any other facts or circumstances which may hereafter come to our attention. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,
/s/ BINGHAM McCUTCHEN LLP
BINGHAM McCUTCHEN LLP